Exhibit 99.2

American Eagle Outfitters, Inc.

Fourth Quarter 2019 Earnings

Conference Call Transcript March 4, 2020

Operator: Greetings. Welcome to American Eagle Outfitters Fourth Quarter 2019 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] Please note this conference is being recorded.

I would now like to turn the conference over to your host, Judy Meehan, Vice President of Investor Relations. Thank you. You may begin.

Judy Meehan - American Eagle Outfitters Inc. – VP, IR: Good afternoon, everyone. Joining me today for our prepared remarks are Jay Schottenstein, Chief Executive Officer; Chad Kessler, AE Global Brand President; Jen Foyle, Aerie Global Brand President; and Bob Madore, Chief Financial Officer.

Before we begin today’s call, I need to remind you that we will make certain forward-looking statements. These statements are based upon information that represents the company’s current expectations or beliefs. The results actually realized may differ materially based on risk factors included in our SEC filings. The company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise except as required by law.

Also, please note that during this call and in the accompanying press release, certain financial metrics are presented in both the GAAP and non-GAAP adjusted basis. Reconciliations of adjusted results to the GAAP results are available in the tables attached to the earnings release, which is posted on our corporate website at www.aeo-inc.com in the Investor Relations section. Here, you can also find the fourth quarter investor presentation.

And now, I’d like to turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Thanks, Judy. Good afternoon and thank you for joining us. I’ll start today by providing an overview of 2019 and I’ll turn it to the team for additional details on the quarter and the year. First, I’m pleased to report another year of record sales, which increased to $4.3 billion. 2019 marked our fifth straight year of positive comparable sales. Our ability to capture market share across American Eagle and Aerie underscores the strength of our leading brands, as well as the team’s ability to execute in a disrupted environment.

Across brands and channels, customer engagement was strong. We gained new customers and traffic to our stores was positive and outperformed all averages. We also saw our digital business continued to grow at a robust pace fueled by our app and mobile chat channels. Aerie delivered exceptional growth and continues to be one of the fastest growing specialty retail concepts. After five years of double digit sales gains, Aerie had another remarkable year with consistent momentum each quarter. We have successfully expanded Aerie’s reach, gained customers across both digital and stores.

The Aerie team has done an extraordinary job delivering, expanding merchandise collection. Top-line strength also fueled a meaningful profit improvement. Without a doubt, Aerie is one of the most exciting emerging brands.

Today, more than ever, we see significant market opportunity that will continue to fuel Aerie’s momentum. American Eagle posted ongoing growth in its signature jeans and bottoms categories where we continue to gain meaningful market share and achieve record revenue. We are the clear leader in jeans market. We’re offering constant innovation, new styles, fits and amazing values to our customers. We will continue to fuel our power in this important category.

As we noted last quarter, AE comps have been challenging, which resulted in increased promotional activity. The team has been focused on improvement in this area and we are seeing some positive early indications. In summary, 2019 had a number of wins yet the bottom-line results were unsatisfactory. We’re capable of better performance. Our 2020 priorities revolve around product improvement, inventory optimization, dominance in AE Jeans and continuing to accelerate Aerie growth. We are also working to transform our supply chain to drive operational efficiencies and better serve our customers. You’ll hear more on these efforts throughout 2020.

At AEO, we take our responsibility as a corporate citizen very seriously. I therefore want to highlight our efforts on ESG. We have been an industry leader in our sustainability efforts. Last year, we unveiled environmental goals, which included carbon neutrality in our owned and operated facilities by 2030, and a 60% reduction in carbon emissions by 2040. Building a better world is consistent with our strong values and corporate culture. We stay true to our purpose to show the world there’s real power in the optimism of youth. We foster empowerment, inclusivity and hard work to drive success for all of our stakeholders.

Lastly, Bob will discuss the recent coronavirus outbreaks in more detail. However, I want to emphasize that our priority is the safety of our associates, partners and customers. Our team is monitoring the situation closely and will respond to any developments. I’m extremely proud of the company and the progress we continue to make. Although we hit some bumps in the road, AEO is an outstanding world-class organization with two of the best brands in specialty retail.

We are financially healthy with a strong free cash flow enabling us to make key investments in our business, while staying committed to shareholder returns. In 2020, we will focus on our strategic growth pillars: we grow our brands through signature of categories; offer an exceptional customer experience across channels; improve financial returns and accelerate the market expansion for Aerie. I’m optimistic about our future. We are ready to seize our numerous opportunities. Thanks to the entire AEO team for their hard work and dedication.

And I’ll now turn the call over to Chad.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks, Jay, and good afternoon everyone. 2019 was a year with a number of successes for AE as well as some challenges. Comparable sales increased slightly for the full year led by strength in bottoms, including record jeans sales. Our customer file increased and traffic and transactions were positive across both stores and digital. As we noted last quarter, soft demand in certain tops categories resulted in higher-than-planned promotions. This weighed on our fourth quarter performance.

Comparable sales decreased 3% against a 3% increase last year. Traffic and transactions were positive reinforcing the strength of our brand. This was offset by a lower average unit retail price due to markdowns. American Eagle men’s and women’s jeans were a standout, delivering another best ever quarter marking the 26th consecutive quarter of record jeans sales. The category was healthy with AURs up and promotions contained compared to last year. We continue to gain market share as we assert ourselves as the clear destination for jeans. We are winning through innovation in fabrics, fits and new styles that are a natural extension of our collections such as women’s Curvy and men’s AirFlex. We have strong plans in place to continue our momentum in this category in 2020.

During the holiday season, I was pleased with the customer response to women’s sweaters and fleece and men’s hoodies. We also continued to see strong momentum in accessories, a category we have invested in over the past few years. This includes our new MOOD personal care line, which is also performing well. Positive brand traffic throughout the holiday and post-holiday periods enabled us to successfully clear through challenging styles in men’s and women’s tops. We ended the quarter with inventories in good shape and carryover units down to last year.

Looking ahead to 2020, bottoms led by jeans will continue to be our growth engine. In tops, we are planning inventories cautiously to strengthen pricing power and rebuild margins. In addition, we are focused on better product execution. In women’s, we expect to see improvements through strong key item bare tops and tees and benefit from a year-round fleece business. We are encouraged to see some improvement based on a favorable response to new items. Although, the men’s area has been more challenging, customers remain highly engaged with the AE brand and continue to fuel thriving trends in jeans, active bottoms, underwear and fleece.

We look forward to seeing the results of upcoming collections and hope to see signs of an improvement starting in the second quarter. Our marketing and engagement strategies at AE are centered on creating unique ways to authentically connect with our customers. For example, the essence of our brand platform AE x ME is a collaboration between our customers and our brand. We have real customers co-create our campaigns, which has been very well received and continues to deepen the connection with our customers, fueling positive traffic and customer KPIs.

Although, we are not pleased with our execution in certain areas during 2019, it is important to emphasize that the American Eagle brand has a healthy foundation. Our brand is a clear destination for our customers particularly in our leading signature categories. AE is the number two most popular apparel brand for our customer segment second only to Nike. We continue to see strong traffic to our stores and website and have a growing customer file, including higher retention and reengagement rates. In addition, we have scale, are fully omni-channel capable and generate very strong free cash flow.

In 2020, we are focused on starting to rebuild profitability to a level that better reflects the strength of our brand and our organization. I want to thank the AE team for their hard work and commitment in 2019 as a result of the team’s continued efforts and creativity, I’m confident in our ability to deliver a stronger 2020.

Now, I’ll turn it over to Jen.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thanks, Chad, and good afternoon everyone. 2019 was a fantastic year for Aerie, marking our fifth straight year of double-digit sales growth. In total, we posted a 28% sales increase, a 20% comp sales growth, higher margins and improved profitability. Aerie grew both its customer base and loyalty program participation at a double-digit rate for the year and also grew on average customer spend. We started this journey several years ago to offer a fresh take on the intimates and soft dressing market. I’ve been thrilled with how the customers have embraced Aerie, the core values that we stand for body positivity, inclusivity and empowerment, continue to resonate with so many customers.

Our merchandise collections have been well received and we are successfully expanding into new areas of growth. Our role models, ambassadors, and events such as #AerieREAL Talk, we are building such a strong community and we’ve broadened our reach by opening new stores in new markets, which also are fueling a strong omni-channel business. I’m so proud of the incredible Aerie team, who make it happen every day, and are working hard to deliver another banner year in 2020.

Looking back at the fourth quarter, it was terrific as well, fueled by a strong holiday offering. Our total fourth quarter revenue increased by 29%, comp sales grew by 26%. This built on a 23% growth last year resulting in a two-year increase of nearly 50%. The quarter also marked our 21st consecutive quarter of double-digit sales growth. Key performance metrics continued to be very, very healthy. We saw an increase in transactions and a higher average transaction size. This was delivered by a meaningful rise in the average unit retail price. In a highly competitive season, we were able to control promotions, improving our gross and operating margins compared to last year.

Strong performance continues to be broad-based with our major categories delivering comp increases. Our apparel growth was led by strength in leggings, an important loyalty category for us. Our core bras and undies remained consistent growth categories as well. We are also very excited about our product pipeline for the spring season. Our newly launched REAL Good sustainable swim line made from recycled water bottles has been amazing. We are looking forward to building an additional REAL Good sustainable product lines in the future.

We opened 65 new stores in 2019 and closed five, bringing our total for the year to 332. We are seeing very strong returns from our investments in new and remodeled stores as well, including exceptional growth trends in newer markets like Dallas, Houston and Denver. As we have discussed in the past, our store strategy fuels our digital business, which now represents more than 45% of the revenue. We have a robust store opening plan for 2020 with a heavy emphasis on standalone locations and expect to reap continued benefits from our expanded footprint.

In January, we are thrilled to introduce eight new Aerie Role Models to inspire 2020 as the year of change for Aerie. We also continue to grow our network of college brand ambassadors, leveraging existing loyalists to build an authentic presence on campuses. And as we look ahead, we have so many exciting plans to continue to fuel our momentum in 2020 and beyond. I look forward to sharing more details in the future. Lastly, of course, I’d like to thank this amazing Aerie team who live and breathe Aerie’s brand DNA every day, our success speaks to the hard work, passion and talent of this entire organization. We’ve entered 2020 with momentum and we look forward to achieving our milestone of $1 billion in short order.

And now, I’ll turn the call over to Bob.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks, Jen, and good afternoon everyone. For the year, American Eagle and Aerie both delivered record revenue. We continued to win in AE Jeans, which is a key growth pillar for the company. Expanding Aerie has also been a priority and the brand demonstrated exceptional growth throughout the year. That strong momentum including profit improvement continued into the fourth quarter.

Overall, the quarter was challenging for the American Eagle brand. As discussed on our third quarter call, soft demand in certain tops categories resulted in more promotional activity than we had originally planned. This pressured profitability in the quarter. However, we experienced continued traffic and transaction gains and a strong response to our promotions and clearance events. This enabled us to successfully clear through holiday merchandise and end the quarter with inventories in a better position than we expected.

Turning to the fourth quarter results. My comments will focus on adjusted financials, which excludes certain items. You can find details on these adjustments in the press release and tables on pages 6 through 8 of the investor presentation. Total revenue for the 13 weeks increased 6% to a record $1.31 billion compared to $1.24 billion last year. Comparable sales increased 2% following a 6% increase in the prior year and marked our 20th consecutive quarter of positive comp growth. Additional sales information can be found on page 10 of the investor presentation.

By brand, American Eagle comps declined 3% compared to a 3% increase last year. Positive comps in digital were offset by a decline in stores. Aerie comps increased 26% following a 23% increase in the prior year with significant strength across channels. On a consolidated basis, store comps declined approximately 3%. Digital sales increased at a double-digit rate. Our online penetration increased to 33% of revenue in the fourth quarter and 29% for the year, up 200 basis points and 100 basis points to last year respectively.

For the total company, quality of sales was mixed in the quarter with increased traffic and transaction growth offset by lower average unit retail price due to greater promotional activity. Gross profit dollars decreased 5% to $408 million. The gross margin rate was 31% of revenue down from 34.6% last year. Higher markdowns were the primary driver of the decline. Distribution center and delivery expense also deleveraged, partially offset by lower incentives and a slight rent leverage.

SG&A expense of $287 million decreased slightly from $288 million last year. As a rate to revenue, SG&A leveraged 130 basis points to 21.8% of sales. Lower incentives were partially offset by higher professional fees.

Depreciation and amortization increased 8% to $44 million, up 10 basis points to 3.4% as a rate to revenue. During the quarter, we incurred impairment and restructuring charges of $76 million. Approximately $65 million related to the non-cash impairment of 20 stores including $25 million to impair the right-of-use assets we added to the balance sheet as part of the change in lease accounting rules in the beginning of the year.

Despite the impairment of 20 locations, our overall fleet is profitable and healthy. We will continue to proactively manage our real estate portfolio as we have done in recent years. The remainder of the charges primarily reflected severance and other costs, some of which related to a review of our store organization structure and payroll model. Adjusted operating income of $77 million excluded these charges and compared to $101 million last year. As a rate to revenue, adjusted operating income declined to 5.8% from 8.2% last year.

Our GAAP effective tax rate of negative 187% compared to a positive 26.5% last year, reflecting the impact of valuation allowances on impairments and restructuring charges this year. Our adjusted effective tax rate decreased to positive 19.9% compared to 26.5% last year through favorable changes in income tax reserves, a reduction in non-deductible executive compensation and other benefits. Fourth quarter adjusted earnings per share of $0.37 exceeded our guidance of $0.34 to $0.36, and compared to EPS of $0.43 last year. Total ending inventories at cost increased 5% to $446 million, which was better than we expected. Inventory units increased 2%. The inventory increase primarily represented new denim styles and Aerie growth. We were pleased with our ability to clear holiday merchandise during the fourth quarter and we entered 2020 with clearance units down to last year.

Now, a few comments and highlights regarding our annual results. Total revenue for the 52 weeks increased $272 million or 7% to a record $4.3 billion compared to $4 billion last year. Consolidated comparable sales for the year increased 3% building on an 8% increase last year. Despite some volatility in the quarter, AE brand comps were up slightly for the full year against the 5% increase last year. Aerie accelerated sequentially each quarter and grew comps 20% for the year building on a 29% comp growth last year.

Gross profit dollars increased $35 million to $1.52 billion and as a rate to revenue, gross margin decreased 160 basis points to 35.3%. SG&A of $1.03 billion increased 5% and leveraged 40 basis points to 23.9% as a rate to revenue. For the year, adjusted operating income of $314 million decreased 7% from $339 million last year. As a rate to revenue, adjusted operating income decreased to 7.3% from 8.4% last year. This excluded the impairment and restructuring charges of $80 million this year and restructuring and related charges of $2 million last year. Annual adjusted EPS of $1.48 was flat to last year. Our strong financial position remains a competitive advantage. We ended the year with $417 million in cash and short-term investments and no debt. We delivered strong free cash flow in 2019, which enabled us to invest in our business and also return significant cash flow to our shareholders. We paid dividends of $93 million and we repurchased 6.3 million of shares for $112 million in the year.

Consistent with our guidance, capital expenditures totaled $210 million for the year. In 2020, we expect CapEx to be in the range of $225 million to $275 million. The increase in capital spending is driven primarily by investments in our distribution network as well as Aerie store openings. 2019 store activity can be found on pages 14 through 18 of the investor presentation. Total gross square footage increased 3% for the year, due to additional square footage from Aerie store openings. We opened 37 new Aerie stand-alone stores and closed four locations. We also opened 28 new Aerie side-by-side stores and closed one location. For the AE brand, we opened 27 stores and closed 21 locations as we migrated our footprint to stronger locations.

Our real estate priorities in 2020 are to accelerate the growth of Aerie with approximately 60 to 70 store openings to reposition and remodel AE stores and to expand globally through our franchise partnerships. We continue to actively manage our lease portfolio and have been successful in negotiating rent reductions and short renewal periods. Our average lease term at the end of 2019 was 3.6 years and more than half of our C mall leases expire in 2020. We will continue to prioritize the best strategic locations. These include: top-performing malls, with positive traffic trends, attractive cotenancies and favorable economics and additional locations and strong omnichannel trading markets. At the same time, we will continue to close non-strategic and unprofitable stores.

Now, regarding our outlook. In the first quarter, we expect EPS of $0.20 to $0. 22 based on comp sales in the positive low-single digits. This outlook includes $0.01 headwind from the anticipated impact of coronavirus on our Hong Kong stores and another $0.01 as we lap the discontinued Japanese license business. For the full year 2020, we would like to highlight the following. First, we are lapping a challenging 2019 and resetting our incentives in 2020. This would create a material expense headwind, particularly in the third and fourth quarters. Second, as Chad mentioned, we are working to improve our men’s tops, but achieving an inflection in the business may take some time. Third, as you may recall, we will be lapping a $0.15 EPS benefit from the receipt of Japan licensing royalties in the second quarter of 2019. Keep in mind that in a typical year, we generate approximately similar level of profit in our first and second quarters.

As Jay mentioned, we are closely monitoring coronavirus developments. We have a task force that is tracking the situation in real-time to ensure the health and safety of our associates, customers and partners and to maintain business continuity. In addition, we’re working with our sourcing partners on migrations and currently do not anticipate any near-term supply chain disruptions. As you know, the situation remains fluid and could create ongoing uncertainty. What we know today is reflected in our first quarter guidance.

In closing, we are pleased with American Eagle’s continued momentum in market share growth in jeans, strong customer engagement and positive traffic and transaction trends. We have a number of initiatives in place to deliver better fashion, manage our inventory more tightly, and drive incremental efficiencies in the business. With Aerie, we have one of the best emerging new brands in the retail sector that is ripe for a new perspective. We will continue to fuel Aerie’s momentum to expand into new untapped markets and seize on the significant market opportunity. While fueling the growth across AEO, we will focus on strengthening our profit flow-through and driving returns to shareholders.

I’d like to close by thanking our entire AEO team for their hard work this year. 2019 was a challenging year for the organization, but the quality of our people remains a key strength and competitive advantage.

And now, we’ll open it up to questions.

Operator: Thank you. At this time, we’ll be conducting a question-and-answer session. [Operator Instructions] Our first question comes from the line of Kate Fitzsimons with RBC Capital Markets. Please proceed with your question.

Kate Fitzsimons – RBC Capital Markets Analyst: Yes. Hi. Thank you for taking my question. I guess looking ahead to Aerie in 2020 and the accelerating standalone plans, can you just speak to the productivity trends that you see in the standalone stores relative to the side-by-side? Just how should we think about the mix of new and infill markets as well as any sort of digital halo when thinking about the expansion plans for 2020? That would be helpful. Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: The standalone locations versus the side-by-side locations have a slightly lower square foot productivity. It really only has to do with the size of the box compared to the side-by-side box. From a digital halo perspective, on average what we see is approximately 50% of the store’s sales volume being captured on the digital side of the business. And as far as thinking about expansion plans for 2020, we’re very focused on expanding within trading markets and not on an ad hoc basis. What we find is when we do that, we get to capitalize on marketing across the trading markets, but also it drives a slightly higher digital halo.

Operator: Our next question comes from the line of John Morris with D.A. Davidson. Please proceed with your question.

John Morris – D.A. Davidson & Co. Analyst: Hi. Thanks. Congratulations on the good work and the start here into Q1. Bob, I think for you a couple of questions about COVID-19 from a sourcing perspective. We’re beginning to hear from a number of people some metrics that give us a little bit of a better feel on the supply chain side. Wondering if you can tell us what percent of your factories are back up in terms of what you’re hearing from your suppliers? Maybe kind of give us a feel for – are they back at full capacity or some percentage of capacity?

One of the concerns is really on the raw material – second, kind of sub-question, raw materials side in terms of fabric. Is that something that could impact you here into Q2, as you’re looking to take some of those receipts? Wondering if there’s any delivery delays that you’re expecting. And would you potentially incorporate some kind of additional freight expense from that not only Q1 but Q2 as well? If you can give us a feel for that that would be great.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks for the questions, John

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Bob, let Michael answer it. Excuse me.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: So we’ve got our supply chain partner here and COO, Michael Rempell. So I’ll hand it...

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operations Officer: Yes. So there’s been a lot of activity really since January on the sourcing side. I’m happy to say 100% of our factories and mills are back operating, they’re operating at about 75% capacity now, but they’ve really been terrific partners. They’ve worked with us to prioritize our business. And right now we – while we do see some delays there’s nothing that we can’t manage without expediting in our supply chain. It’s really too early to tell if there will be residual impacts from mills opening later, factories opening later and the amount of work that they have to catch up on which is I think the second part of your question.

Right now we feel good about our deliveries. There might be some unanticipated delays into Q2 and later in the year. But again, we have very good partners. We have very good relationships. And we feel good about our opportunities to get our product.

John Morris – D.A. Davidson & Co. Analyst: Excellent. Thanks for that information. Good luck for spring.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operations Officer: Thank you.

Operator: Our next question comes from the line of Oliver Chen with Cowen and Company. Please proceed with your question.

Oliver Chen- Cowen & Company LLC Analyst: Hi, thank you. Our question was just about men’s relative to women’s. It sounds like men’s has been a little bit more challenging, if you could elaborate on some of the differences there and why it’s more challenging? And you’ve also impressed with traffic and transactions. Would love your thoughts ahead with what you see for in store traffic trends as well as managing merchandise margins in a tough general environment? Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yes thanks. I think part of the challenge we’ve seeing in men’s is that I think while Q4 we had some balance issues in the assortment and I think shifted too much out of some legacy category, the men’s trend has been a little bit longer-lasting than the women’s trend and so I anticipate it will take a little longer to get that back on track. And also the women’s business delivers more newness on a monthly basis, which makes it easier for us to flex into what we see as working in women’s.

I do think we’ve seen great strengths in both genders across bottoms and accessories. And I think in men’s specifically, we’re really inspired by what we see across our active assortment in both bottoms and the tops we’ve delivered and so we expect to be leaning into that. But it just takes a little bit more time for us to get the assortment righted. We do see traffic and transaction trends continuing. I think that really speaks to the strength of the brand and our position as a destination for this generation for apparel especially and jeans specifically. So, we will continue to lean into our brand strength and our category strength and we’re doing everything we can as quickly as we can to make sure we get the top assortments righted in both men’s and women’s.

Oliver Chen- Cowen & Company LLC Analyst: Thank you. Best regards.

Operator: Our next question comes from the line of Adrienne Yih with Barclays. Please proceed with your question.

Adrienne Yih – Barclays Capital Inc. Analyst: Good afternoon everybody. Bob, what percent are you actually sourcing now from China and then Asia broadly? And also for the comp of the plus 2% or the below single-digit for the first quarter, should we assume a similar spread between Aerie and AE brand? And then one for Jen, what percent is swim the spring product? And are you hearing any chatter about kind of disruptions to spring breaks and any of that sort of stuff kind of on the demand side? Thank you very much.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thank you for the question, Adrienne. We source approximately 20% of our product from China today and are constantly looking to migrate that to other countries over time, even regardless of the coronavirus situation. As for the comp plus 2% or below single-digit for the first quarter, it’s a positive single-digit or low single-digit comp that we gave as guidance. And I would say yes, you should expect a similar spread between AE brand and Aerie in the first quarter.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: And how are you Adrienne by the way.

Adrienne Yih – Barclays Capital Inc. Analyst: Congrats by the way.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thank you. For Aerie, swim represents I would say roughly around 10% of the business. But the most important thing about swim is and what we’ve done strategically is the customer is demanding so much more from us. Obviously, they love our platform. And this community that we’re building is just outstanding. So that said, we’re able to just open up new categories and introduce the customers to new categories every day and that’s what we’ve been really focused on. I have some great surprises coming. Everybody’s waiting for back-to-school. I think we have some really good ideas in the brand and some new ideas that I think we’re really going to expand on. So we’re excited about that.

And then when I think about spring breaks, you know what I love about Aerie is our customer base is starting to become more ubiquitous. We’re getting moms and daughters shopping. So we’re able to hurdle these spring breaks in some of these smaller shifts that maybe some competitors are seeing. So [indiscernible] (36:20) we’re getting more and more in our customer base. She is growing with us. Retention is up. So we’re able to really mitigate any risk there.

Adrienne Yih – Barclays Capital Inc. Analyst: Great. Best of luck. Stores look great.

Operator: Thank you. Our next question comes from the line of Janet Kloppenburg with JJK Research. Please proceed with your question.

Janet J. Kloppenburg – JJK Research Analyst: Good afternoon everyone. A couple of questions, Jen. At the end of this year, you’ll have about 400 stores. And with such a deep penetration of digital I was just wondering where you thought the optimal number of stores would end up? And Chad given the talk that on the women’s tops versus the men’s tops. I was just wondering what’s your confidence level was that you could achieve positive comps maybe in the second quarter? Or if that’s something that we should be thinking about for the back half? Thanks so much.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Yes. So this year Janet we’re going to have about 322 – well we ended the year with 322, we’re going to open up another roughly 60, because we still are not in every market. So we have to cover every market, but we definitely aren’t going to over expand. We’re going to be really smart about where we grow and what markets we enter and what grade level malls we’re going to get into. The other interesting thing that’s been happening is our renovations. They’ve been doing amazing for us. So when we can put our new market design into some of our older stores, we’re seeing really nice comps there.

And then I guess, I would say, when you think about the other part of our growth is where we have some older side by sides and we can work out a nice deal in the mall, we’re going to open up standalone stores there as well, because, again, that’s another place where we could actually – we need some more square footage. But again, we’re not going to get sloppy with square footage. We’re going to be very strategic. We’re not going to oversize the ship by any means. So we have intense real estate strategy meetings that we are really focused on where we’re going to expand to. So we’re going to make sure we don’t oversaturate this marketplace.

Janet J. Kloppenburg – JJK Research Analyst: Okay. Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: And Janet for women’s versus men’s, I feel we have some really – I’m excited about some of the green shoots that we’re seeing in the women’s business in the non-bottoms business so far this spring, whether it’s – like I mentioned in the script some of our key items in bare and in tees and graphics. And then I think – I’m sure you’ve seen our dress shop that launched and we’re seeing some positive response across the board there. I think we’re balancing, trying to balance getting some rate back, being more promotional than we intended in 2019 while also going after what’s working.

So I think for Q2 we should start seeing the women’s tops business getting back close to if not positive. I think the men’s business has been a longer ongoing challenge. I’d love to see – I’d like to see that we can get the whole – the entire men’s business to positive comps. But I think at this point, we’re just targeting getting back to meaningful improvement in men’s tops from where we’ve been.

Janet J. Kloppenburg – JJK Research Analyst: Thank you. Good luck.

Operator: Our next question comes from the line of Laura Champine with Loop Capital Markets. Please proceed with your question.

Laura Champine – Loop Capital Markets Analyst: Thanks for taking the question. While we’re on men’s tops, I mean, it seemed as if there were some categories with holes in the assortment in Q4. Is that rectified? And Chad, have you made any changes to processes or personnel in merchandising as a result of some of the gaps we’re seeing in the assortment in Q4? Thanks.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks. Yes. We definitely had some gaps in the assortment in Q4 as we look to, I think I said in the last call, we really leaned into tees and fleece, because I really do believe that that’s where our guy is most heavily engaged, but avoiding some of the legacy categories and some texture. I think we really clearly gave up some business there.

Going into spring, some of those categories are not – hadn’t existed in the past. I think, I really want to make sure that the team is leaning into where the customer is really shifting, which is season fleece. And we’re really excited about the growth of fleece and active within the assortment. But we have made some changes to the process to make sure that we really are covering any gaps that we have the balance that we need to have, that we’re delivering the right assortment of customer choices and that the assortment is as productive as it needs to be to drive positive growth throughout men’s. We have also made some personnel changes in men’s.

We just actually recently like this week are moving one of the merchants from the men’s bottoms area to help shore up men’s tops. She’s had a great track record and I think can help with process and making sure we’re covering what we need to cover as we move forward.

Laura Champine – Loop Capital Markets Analyst: Great. Thank you.

Operator: Our next question comes from the line of Tiffany Kanaga with Deutsche Bank. Please proceed with your question.

Tiffany Kanaga – Deutsche Bank Analyst: Hi. Thanks for taking our question. Would you be able to walk us through how you’re thinking about SG&A growth into 2020, whether we can see some relief on this front after all the investments you’ve made over the past couple of years? And if leverage is likely?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks for the question, Tiffany. As far as SG&A expectations for 2020, as I mentioned in the script relative to guidance discussion, we do have a major headwind regarding SG&A relative to resetting bonus at Target. There was no bonus this year and it’s a pretty significant number on an annual basis. It’s worth about $50 million.

On top of that, we’re expecting SG&A growth to outpace sales growth not only because of the incentive reset, but also additional expenses in-store payroll, corporate overhead, payroll and related taxes really driven by supporting the Aerie brand’s significant growth across the organization, in addition to a slight increase in advertising. So you should expect SG&A expense next year to slightly outpace or outpace revenue growth.

Operator: Thank you. Our next question comes from the line of Dana Telsey with Telsey Advisory Group. Please proceed with your question.

Dana Telsey – Telsey Advisory Group LLC Analyst: Good afternoon everyone. As you think about the impairment charges Bob that you took on those 20 stores, are there other stores that would be impaired next year? Or how do you – take us through exactly what those stores the elimination of them? How does that help profits go forward? What kind of sales impact does it have? And how you’re planning that for next year? Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks for the question Dana. You know what, we talk a lot about how healthy our real estate portfolio is, speak to the fact that 95% of the portfolio is profitable. Those 20 stores that ended up being impaired really represent that 5% of unprofitable stores. The impairment charge came about really as a result of those stores not having cash flows adequate to cover the assets, not only fixed assets but as I mentioned in my comments, with the new lease accounting standard, we put a very significant right-of-use asset on the books, which added about $25 million to that total $66 million charge. So it would have been more like call it a $40 million charge.

Out of the 20 stores, one of those stores we’re closing. So, from a sales impact perspective, it’s immaterial. And thinking about next year and do we have additional impairment risk? As I said, we’ve addressed the unprofitable real estate base with this charge, and I’m not anticipating any significant impairment charges next year.

Dana Telsey – Telsey Advisory Group LLC Analyst: Got it. And then just on the resetting of the incentives in 2020, how are they different from 2019?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Well, they’re different in that in 2019 there was no incentive payout. And that in 2020, we’re resetting to a budget achievement or target level payout, which represents as I said about $50 million. Split about a third to BOW and two-thirds to SG&A expense.

Dana Telsey – Telsey Advisory Group LLC Analyst: Thank you.

Operator: Our next question comes from the line of Rebecca Duval with BlueFin Research Partners. Please proceed with your question.

Rebecca Duval – BlueFin Research Partners, Inc. Analyst: Thank you for taking my call. I have a question for you Chad and one quick one for you Bob. Chad, on the AUR last year, it was really driven by a lot of the trends out there with knits, and now that we’re going into spring and warmer weather, is there any concern on the AUR front from a women’s tops perspective that you will – obviously you’ll be lapping it, but is there any concern that you think could be any sort of headwind there?

And then Bob just a clarification on the earnings guidance, does that include any sort of supply chain disruptions as you guys see now and any additional freight based on what you know now in that outlook?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks. Yeah, I think last spring we definitely had a headwind with AUR and that knits trend with all the bare came at a low AUR. We actually sold a lot more units, but we struggled to comp in women’s tops in the spring season. This year we have definitely architected the assortment to make sure that that does not happen.

We are planning an increase in AUR across women’s tops, we’re seeing that so far. And I think with the balance we have in the assortment and the strength we’re seeing in tees, dresses and some in women’s tops, it’s offsetting that bare AUR. So I expect that we should see a positive AUR comp, which will be a good thing in the spring season.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: And Rebecca, our guidance does contemplate any sort of supply chain or any disruptions that are known today. Now the only known disruptions as I pointed out in my prepared remarks are really related to our Hong Kong retail business. As Michael pointed out, really we’re not anticipating any major disruptions in the supply chain in the near future. We’ve been working very closely with our supply chain partners. And recently, we’ve introduced a lot of speed within our supply chain that gives us a lot of options. So, we’ve sped up Ocean significantly from a days’ perspective in addition to Aerie, so we can pivot between the two. And I think we feel at this point we can mitigate any potential delays that we know of.

Rebecca Duval – BlueFin Research Partners, Inc. Analyst: That’s super helpful. Best of luck to you guys.

Operator: Thank you. Our next question comes from the line of Janine Stichter with Jefferies. Please proceed with your question.

Janine Stichter – Jeffries LLC Analyst: Hi great. Thanks for taking my question. A question for Bob on the inventory. Nice to see it come in so lean. Can you maybe help us break out just how much the investment in tops is down and what the balance of the inventory looks like when you strip out some of the investments in denim and Aerie? And then also what your plans are for inventory going forward? Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks for the question Janine. So inventory was up 5% or $22 million in the quarter. The bulk of that increase is to fuel our denim business, women’s in particular and the Aerie business, call it $20 million for our jeans business and $13 million to $15 million to fuel the Aerie growth which is phenomenal. We’ve cut back on our tops both in men’s and women’s inventory positions to the tune of call it $15 million in the aggregate by the end of the quarter and we’re going to continue to manage those categories tightly until we see the trends turn around.

We’ve got very speedy supply chain and we’ve got the ability to chase a number of categories and SKUs and styles. So we feel really good about our ending inventory and I really have to thank the teams for clearing the inventory and also ending in a much better position than we even expected. Our clearance inventory levels are much lower than they were last year.

Janine Stichter – Jeffries LLC Analyst: Great. That’s helpful. And then just, one clarification on the SG&A. When you talk about the SG&A growth rate outpacing revenue growth slightly. Is that before adding back the incentive comp piece? Just trying to understand what the underlying expense growth rate is.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Janine, that includes the impact of setting targets back up for incentives.

Janine Stichter – Jeffries LLC Analyst: Got it. Thank you.

Operator: Our next question comes from the line of Kimberly Greenberger with Morgan Stanley. Please proceed with your question.

Kimberly Greenberger – Morgan Stanley & Co. LLC Analyst: Great. Thank you so much Bob and thank you for the color on just how to think about SG&A for the year. I’m wondering if you can help us just understand the sort of ebbs and flows in gross margin for the year as well. We understand you’ve got that second quarter hurdle because of the license breakage fee last year that’s nonrecurring.

But maybe just help us think about, if you could the ebbs and flows of the different pieces. If you could put together the merchandise margin is separate from some of the deleverage in BOW there that you’re expecting for the year? And if there’s some quarter-to-quarter volatility just in terms of how we should calibrate our model? I think that would be helpful.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Sure. So we are expecting and we’re experiencing to-date merch margin improvement year-over-year. But we are expecting BOW deleverage for the year. For us to leverage BOW, we need to be operating it at roughly a mid-single digit comp. So unless we’re able to deliver that, we will have slight deleverage. It flows through to slight deleverage to gross margin for the year almost flat. When I say slight I mean slight deleverage in the aggregate across gross margin.

Kimberly Greenberger – Morgan Stanley & Co. LLC Analyst: Great. Thank you.

Operator: Thank you. Our next question comes from the line of Susan Anderson with B. Riley FBR. Please proceed with your question.

Susan Anderson – B. Riley FBR, Inc. Analyst: Hi, thanks for taking my question. I guess just a follow-up on Kimberly’s question. It sounds like you’re expecting some improved promotional environment in first quarter with the improvement in women’s tops I guess. And then also how are you thinking about AUCs and IMUs for the quarter? And then maybe Jen if you could talk a little bit about just if there – it sounds like there’s been outperformance really across all categories at Aerie, but is there anything one specific that’s really driven the reacceleration in comps recently? Thanks.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Sure. So we are expecting and we’re experiencing to-date merch margin improvement year-over-year. But we are expecting BOW deleverage for the year. For us to leverage BOW, we need to be operating it at roughly a mid single-digit comp. So unless we’re able to deliver that, we will have slight deleverage. It flows through to slight deleverage to gross margin for the year almost flat. When I say slight I mean slight deleverage in the aggregate across gross margin.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: And Susan really in holiday it’s just – it was so well received the line. And really all categories were really on fire. We had a great holiday season and we mixed really well and the team is just getting smarter with the product that she’s responding to. So I think they did an outstanding job really diving in and distorting. I think it’s so important in today’s world to make sure that we’re buying the product right and distorting it right? There’s just so much product out there. And the more we can focus on what we need to stand for and do it well, I think we’re going to continue to win. The other thing to talk about here is the digital business because we’re still expanding into new markets or the halo effect which I mentioned in my earlier discussion is incredible.

Our digital business represents 45% of the sales and we’re really able to leverage an omni-channel perspective and promotional environment, we’re able to just do both at the same time leveraging our store business and digital, but really thinking about our promotions and how we can be less promotional. That’s something we’re highly focused on in Aerie. And we’re focusing on the flow-through and how we can continue to be incremental to the total business. The AEO box and the team is really engaged here. We saw a nice start to February. So we’re looking forward to the balance of the year hoping that the virus doesn’t impact anything or the other threats. But mostly, I promise you this team is engaged on delivering this year.

Susan Anderson – B. Riley FBR, Inc. Analyst: Great. Nice job. Good luck this year.

Judy Meehan - American Eagle Outfitters Inc. – VP, IR: Okay. Devin, if we have another caller we have time for one more question.

Operator: Thank you. Our next question comes from the line of Marni Shapiro with The Retail Tracker. Please proceed with your question.

Marni Shapiro – The Retail Tracker LLC. Analyst: Hey, guys. The stores do look a lot better for spring, especially in the women’s side. I was just curious I know you’re testing in a handful of cities buy online pick up in store. And I was curious, what kind of results you’re seeing? And what kind of timeframe you’re looking at to roll that out across the entire fleet as well as the potential to roll out ship from store as well?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Well, thanks Marni for your comments on the women’s assortment, we have worked really hard. And I do think, it’s looking better, so I’m glad that you’re seeing that. We are testing buy online pick up in store. And then the tests are going well. I think we had a lot of confidence going in and really just wanted to make sure it worked operationally and we hope to have that rolled out by the end of Q2. We do have ship from store. We’ve had that in place for quite some time. We call it store to door and it’s definitely a meaningful part of how we service our customers, when she comes into our store environment.

Marni Shapiro – The Retail Tracker LLC. Analyst: Do you do buy online ship from store? Or do all your shipments come from

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yes, we do. We have been doing buy online ship from store for about four or five years. Now, it’s about 20% of the volume of direct. So I always looking

Marni Shapiro – The Retail Tracker LLC. Analyst: And then by end of Q2 rolling out the

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Pick up.

Marni Shapiro – The Retail Tracker LLC. Analyst: Fantastic, great. Best of luck for spring guys.

Judy Meehan - American Eagle Outfitters Inc. – VP, IR: Thanks, everyone. That concludes our call today. We appreciate your participation and have a great evening. Thanks.

Operator: Thank you. This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation. And have a wonderful day.